Filed Pursuant to Rule 433

Registration Statement No. 333-281614-01

Dated August 11, 2025

Final Term Sheet

Evergy Metro, Inc.

5.125% Mortgage Bonds, Series 2025 due 2035 (the “mortgage bonds”)

Issuer:	Evergy Metro, Inc.

Trade Date:	August 11, 2025

Settlement Date*:	August 15, 2025 (T+4)

Expected Ratings**:	Moody’s Investors Service, Inc.: A2 (stable) S&P Global Ratings: A (stable)

Title of Securities:	5.125% Mortgage Bonds, Series 2025 due 2035

Principal Amount:	$400,000,000

Maturity Date:	August 15, 2035

Interest Payment Dates:	Semi-annually on February 15 and August 15, beginning on February 15, 2026

Coupon (Interest Rate):	5.125%

Benchmark Treasury:	4.250% due August 15, 2035

Benchmark Treasury Price/Yield:	99-26+ / 4.271%

Spread to Benchmark Treasury:	+87 basis points

Yield to Maturity:	5.141%

Price to Public:	99.876% of the principal amount, plus accrued interest from August 15, 2025, if settlement occurs after that date

Optional Redemption:

Make-Whole Call:	Prior to May 15, 2035 (the date that is three months prior to the maturity date of the mortgage bonds (the “Par Call Date”)), the Issuer may redeem the mortgage bonds at any time in whole, or from time to time in part, at its option, at the redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the mortgage bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement related to the mortgage bonds) plus 15 basis points less (b) interest accrued to the redemption date; and (ii) 100% of the principal amount of the mortgage bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Par Call:	On or after the Par Call Date, the Issuer may redeem the mortgage bonds at any time in whole, or from time to time in part, at its option, at a redemption price equal to 100% of the principal amount of the mortgage bonds to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP/ISIN:	30037D AE5 / US30037DAE58

Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Co-Manager:	Commerce Brokerage Services, Inc.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (File No. 333-281614-01). Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, BNY Mellon Capital Markets, LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC can arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC toll-free at 1-800-269-6864, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

*

It is expected that delivery of the mortgage bonds will be made against payment therefor on or about August 15, 2025, which will be the fourth business day (T+4) following the date hereof. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the mortgage bonds on any date prior to the first business day before delivery of the mortgage bonds will be required, by virtue of the fact that the mortgage bonds initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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